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                                                                   EXHIBIT 5.1

                          PILLSBURY MADISON & SUTRO LLP
                              235 Montgomery Street
                             San Francisco, CA 94104
                               Tel: (415) 983-1000


                               November 19, 1998




Incyte Pharmaceuticals, Inc.
3714 Porter Drive
Palo Alto, CA  94304


     Re: Registration Statement on Form S-8


Ladies and Gentlemen:

     We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed by Incyte Pharmaceuticals, Inc., a Delaware corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 125,734 shares of Common Stock, par value $.001, of the Company ("Common Stock") issuable (i) upon the exercise of options originally granted by Hexagen Limited and its predecessor Hexagen plc, a wholly owned subsidiary of the Company ("Hexagen"), under The Hexagen Limited Unapproved Company Share Option Plan 1996 (the "Stock Plan"), which options were assumed by the Company and (ii) upon the exercise by the Company of its rights under those certain Share Exchange Option Agreements dated as of September 21, 1998 between the Company and certain former holders of options to purchase ordinary shares of Hexagen. We advise you that, in our opinion, such shares of the Common Stock, when issued and sold in accordance with the applicable Plan or agreement and the Registration Statement, as declared effective, will be legally issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

                                        Very truly yours,


                                      /s/ PILLSBURY MADISON & SUTRO LLP





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